SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	onfidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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The MONY Group held a conference call on November 4, 2003 reporting its results for the third quarter and first nine months of 2003. Attached are excerpts from the transcript of the conference call related to AXA Financial, Inc.’s acquisition of The MONY Group.

Important Legal Information

MONY has filed a preliminary proxy statement and other documents, and intends to file a definitive proxy statement and other documents, regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the definitive proxy statement regarding the acquisition, carefully in its entirety when it becomes available, because it will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain a free copy of the definitive proxy statement, when it becomes available, and other documents filed with, or furnished to, the SEC by MONY at the SEC’s web site at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY by directing a written request to Shareholder Services, MONY, 1740 Broadway, New York, N.Y. 10019; Attn. John MacLane (jmaclane@mony.com.).

MONY, its directors, executive officers and certain members of management and employees may be soliciting proxies from MONY stockholders in favor of the approval of the transaction. Information regarding such officers and directors is included in MONY’s proxy statement for its 2003 Annual Meeting of stockholders filed with the SEC on May 2, 2003.

The MONY Group

AXA MONY Conference Call

Q3 2003 Earnings Conference Call

November 4, 2003

9:00 EST

Jay Davis – The MONY Group Inc. – VP of Investor Relations: .  .  . Our presentation today contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements related to The MONY Group and expected results for 2003 and following years. There are a number of uncertainties and risks that could cause actual results to differ materially from our expectations.

The major uncertainties and risks are described under the heading “forward-looking statements” in MONY’s annual report on form 10-K for fiscal year ended December 31, 2002 and MONY’s other filings with the Securities and Exchange Commission. MONY it does undertake to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Michael Roth – The MONY Group Inc. – Chairman, CEO: Thank you, Jay and good morning. September 17th we announced that our Board of Directors unanimously approved the definitive agreement with AXA Financial to acquire The MONY Group. The proposed transaction will be a cash transaction for $31 a share with total consideration to MONY shareholders of approximately $1.5 billion. We believe the transaction maximizes value for our shareholders and that it also brings real value to our customers. Since we announced it in September, we have begun the process of securing the necessary approvals and planning how to best integrate our two companies into one world class organization.

As this process moves forward, we at The MONY Group remain focused on achieving our business objectives and on meeting the needs of our customers. We continue to work to strengthen our distribution channels, enhance our product offerings and improve productivity. I’m going to discuss the acquisition process in more detail in a few minutes.

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Michael Roth – The MONY Group Inc. – Chairman, CEO: Thank you, Rich. This past quarter reflects improved life insurance, accumulation and retail brokerage sales and we are pleased with the improvement. We will continue to focus on these and other areas through the remainder of 2003. You can also see that competitive pressures and issues of scale continue to challenge our ability to generate appropriate levels of earnings which are some of the reasons among others for our conclusion that the AXA transaction is in the best interest of our shareholders and represents the best strategic fit for MONY. Which leads me now to discussion our proposed acquisition.

Since the September 17 announcement, our two companies have formed joined integration teams to facilitate the integration of MONY and AXA Financial into a single world class corporation. Employees of both companies are represented on these teams which number 27 in all and which cover a broad range of functions. The teams are in the process of comparing rolls and responsibilities, processes and policies with the aim of producing a preliminary business plan for combined operations in the middle of December. We’re confident that this process will enable us to ensure smooth transition and integration.

In addition, on October 14, we filed a preliminary proxy statement to the SEC in connection with the acquisition. In the preliminary proxy which is available through our website, we provide significant information regarding the background and the reasons for this transaction. We encourage you to read the proxy statements in its entirety. This information discusses why the board unanimously approved the transaction and demonstrates why the $31 offer price is fair and to the best interest of our shareholders. The company’s preliminary estimate of adjusted results for the third quarter from which dividends may be paid under the merger agreement with AXA Financial is approximately $4 million or 8 cents a share. The final numbers subject to review by Pricewaterhouse Coopers under agreed upon procedures, and will be higher or lower than the estimated $4 million or 8 cents per share for the third quarter depending on the company’s adjusted results in the fourth quarter.

There is a substantial risk that the MONY stockholders may receive little or no dividend. As the proxy states, the agreement we reached with AXA was a culmination of an extensive process and aimed at maximizing shareholder value. That process included both internal and external initiatives. By internal I mean formulating and executing against a clear and focused business strategy that included expense reductions and growth initiatives in the consideration of all strategic alternatives. By external I mean initiatives to pursue a strategic transaction with a third party. Ultimately it became clear that a sale of the company was in the best interest of shareholders in terms of maximizing shareholder value.

AXA Financial ultimately emerged as the one company that was interested in pursuing a transaction that would maximize shareholder value. After several months of extensive discussions with AXA Financial amongst our board members and advisors, we reached the agreement that we subsequently announced. We firmly believe that AXA Financial represents the best strategic fit for MONY and that its offer represents a fair price for our shareholders. In fact, it represents a 25% premium of MONY’s 52-week average trading price and an 11% premium over the 30-day average closing price prior to the announcement of the merger. Furthermore, we believe that MONY’s stock price in the period leading up to the merger included a premium based on the widespread assumption that the company would be the target of an acquisition.

The proxy also demonstrates that over the course of these negotiations, our board and management worked diligently to maximize value for shareholders. At the suggestion of the board, we revised our change of control agreements to reflect current market practices. Substantial additional value was proof to shareholders as a result of these revisions. As I mentioned, all of this information is contained in the preliminary proxy which is currently being reviewed by the SEC. Upon completion of that review, we will mail the proxy to our shareholders and we will schedule a special meeting with shareholders to approve the transaction.

We’ll, of course, keep all of our shareholders informed of these and other key steps as the transaction continues to move forward. I would like to mention in particular that we are updating our website constantly to keep shareholders apprised of recent developments. For example, we had add a series of questions and answers that shareholders may have about the transaction. The transaction, as you are aware, also requires the approval of various regulatory authorities. This process is underway, and we expect it to proceed smoothly. While it is difficult at this point to determine exactly when all the necessary approvals will be obtained, we do believe at this time that the transaction will close in the first quarter of 2004 as we indicated earlier. Thank you, and we’ll be happy to take a few questions regarding our quarterly results now.

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